Exhibit 99.1

GAP INC. REPORTS NOVEMBER SALES

SAN FRANCISCO – November 29, 2012 – Gap Inc. (NYSE: GPS) today reported that November 2012 net sales increased 3 percent compared with last year.

Net sales for the four-week period ended November 24, 2012 were $1.52 billion compared with net sales of $1.47 billion for the four-week period ended November 26, 2011. The company’s comparable sales for November 2012 were up 3 percent compared with a 5 percent decrease for November 2011.

“Customers continue to respond positively to our product this year, enabling us to deliver consistent comp sales growth in North America,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “As we head into the thick of the holiday selling season, we’re confident and ready to compete across all our brands and channels.”
Comparable sales for November 2012 were as follows:

•	Gap North America: positive 5 percent versus negative 2 percent last year

•	Banana Republic North America: positive 3 percent versus flat last year

•	Old Navy North America: positive 1 percent versus negative 7 percent last year

•	International: positive 3 percent versus negative 9 percent last year

Year-to-date net sales were $12.44 billion for the 43 weeks ended November 24, 2012, an increase of 6 percent compared with net sales of $11.73 billion for the 43 weeks ended November 26, 2011. The company’s year-to-date comparable sales increased 4 percent compared with a 3 percent decrease last year.

December Sales

The company will report December sales on January 3, 2013.
About Gap Inc.
Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in about 90 countries worldwide through about 3,000 company-operated stores, about 250 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Mike Jenkins
(415) 427-4454
investor_relations@gap.com

Media Relations Contact:
Emily Russel
(415) 427-6230
press@gap.com